Exhibit 10.5

AOL INC.

AOL INC. 2010 STOCK INCENTIVE PLAN

NOTICE OF GRANT OF SPSU AWARD

AOL Inc., a Delaware corporation (the “Company”), hereby grants to the Participant named below the number of SPSUs specified below (the “SPSU Award” or the “SPSUs”), upon the terms and subject to the conditions set forth in this Notice, the SPSU Award Agreement attached hereto as Attachment B (the “SPSU Award Agreement”), the AOL Inc. 2010 Stock Incentive Plan (the “Plan”), and the SPSU Terms and Conditions (“Terms and Conditions”) provided to the Participant, each as amended from time to time. The Target Number of SPSUs specified below represents the number of SPSUs you have the opportunity to receive based on the attainment of the Performance Criteria specified herein and your continued employment. Each SPSU is equal in value to one share of the Company’s common stock, par value $0.01 (a “Share”). This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Terms and Conditions, the SPSU Award Agreement and this Notice.

Name of Participant:

Date of Grant:

Target Number of SPSUs:

Performance Period:

Performance Criteria:

The number of SPSUs that will be treated as provisionally earned will be determined based upon achievement of the performance criteria set forth on Attachment A hereto (the “Performance Criteria”). The date upon which the Committee or its delegate determines the number of SPSUs that have been provisionally earned is the “Determination Date.”

Any SPSUs that are not provisionally earned based upon this determination shall be immediately canceled and forfeited. Only provisionally earned SPSUs may become vested based upon the Participant’s continued Employment in accordance with the vesting schedule set forth in this Notice and become fully earned without restriction upon both vesting and compliance with the Participant’s various covenants set forth in the Terms and Conditions.

Vesting:

Subject to the Participant’s continued Employment through the applicable Vesting Date, provisionally earned SPSUs will vest in accordance with the following schedule:

(a) one-half will vest five business days following the Determination Date (the “First Vesting Date”); and

(b) one-half will vest on the first anniversary of the First Vesting Date (each, together with the First Vesting Date, a “Vesting Date”).

If the percentage of the aggregate number of SPSUs scheduled to vest on a Vesting Date is not a whole number of SPSUs, then the amount vesting on such Vesting Date shall be rounded down to the nearest whole number of SPSUs for each Vesting Date, except that the amount vesting on the final Vesting Date shall be such that 100% of the aggregate number of SPSUs provisionally earned shall be cumulatively vested as of the final Vesting Date.

You and the Company both agree that this Award is granted under and governed by all of the terms and conditions of this Notice, the SPSU Award Agreement attached as Attachment B, the Terms and Conditions and the Plan, each as amended from time to time, provided to you with this Notice. You understand and agree that your unrestricted right to enjoy any benefits under this SPSU Award is contingent upon some or all of the SPSUs granted to you becoming provisionally earned and vested as described in this Notice as well as your continuing compliance with the various covenants set forth in the Terms and Conditions, and that failure of any of the preceding requirements to be fully satisfied will result in some or all of the SPSUs not to become fully earned and unrestricted. Your acknowledgement of and agreement with the terms of this Award confirms that you have carefully read and understand this Notice, the SPSU Award Agreement, the Terms and Conditions and the Plan and that you have had an opportunity to obtain the advice of counsel before signing this Notice. You agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions relating to the Plan, the Terms and Conditions, this Notice or the SPSU Award Agreement.

You and the Company further agree that you are no longer entitled to participate in any other cash or special incentive plan or program of the Company or an Affiliate with respect to any performance period beginning on or after                     for any SPSU Award granted to you, including                     . Your participation in any such plan or program will cease effective as of                     .

The preceding paragraph does not apply to your eligibility to participate in the ABP, the Company’s Annual Incentive Plan for Executive Officers, or the Plan.

PARTICIPANT:	AOL INC.

By:
Participant’s Signature	Name:
Title:

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ATTACHMENT A

PERFORMANCE-BASED VESTING CRITERIA

Subject to achievement of the threshold performance requirements set forth below, you will be entitled to earn a number of SPSUs based on your Target Number of SPSUs set forth in this Notice and the Company’s performance during the Performance Period.

Threshold Performance Requirements:

In order for any SPSUs to be provisionally earned, the minimum performance threshold with respect to each of the Company metrics under the Company’s Annual Bonus Plan (“ABP”) for the Performance Period must be achieved and your Brand/Segment/Group payout percentage (in the aggregate, if applicable) under the ABP for the Performance Period must be 100% or greater. Unless otherwise provided by the Committee, if any of these minimum performance thresholds are not achieved, no SPSUs shall be provisionally earned and your Award shall be immediately cancelled.

Performance Goals:

Two million six hundred thousand (2,600,000) SPSUs, less the number of any Awards previously granted to you that are counted towards such limit in calendar year                     will be provisionally earned if the Company achieves positive Adjusted Net Income for the Performance Period. For this purpose, positive Adjusted Net Income for the Performance Period is defined as income (loss) from continuing operations as defined by GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $3 million, (f) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings, (g) recoveries greater than $3 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt, (i) the impact of current year changes to accounting standards and tax laws, and (j) the impact of taxes on the items described in (a) through (i). The Committee shall certify achievement of the positive Adjusted Net Income goal in writing. If positive Adjusted Net Income for the Performance Period is not achieved, no SPSUs shall be provisionally earned and your Award shall be immediately cancelled.

If positive Adjusted Net Income is achieved, the Committee shall adjust the number of SPSUs that are provisionally earned downward based upon the Target Number of SPSUs set forth in this Notice multiplied by your Brand/Segment/Group payout percentage under the ABP for the Performance Period. For example, if your Brand/Segment/Group payout percentage under the ABP for the Performance Period is equal to 110%, the number of SPSUs that will be provisionally earned under this SPSU Award will be equal to 110% multiplied by your Target Number of SPSUs. The Committee shall have the discretion to adjust, whether upward or downward, the number of SPSUs that are provisionally earned under this SPSU Award in its sole discretion, provided that such adjustment may not exceed the number of SPSUs earned upon achievement of positive Adjusted Net Income. Notwithstanding the foregoing, the maximum number of SPSUs that may be provisionally earned following application of this formula may not exceed three hundred percent (300%) of your Target Number of SPSUs.

Notwithstanding the foregoing, in the event of Participant’s termination of Employment as contemplated in paragraphs 5 and 6 of the SPSU Award Agreement prior to the end of the Performance Period the positive Adjusted Net Income performance requirements shall no longer apply.

Notwithstanding the foregoing, in the event of a Participant’s termination of Employment as provided in paragraph 6 of the SPSU Award Agreement upon or following the occurrence of a Change in Control but prior to the end of the Performance Period, except as the Committee or its delegate may otherwise provide in its sole discretion, (a) the actual performance level achieved with respect to the “Performance Goals” set forth above as of the Participant’s termination of Employment shall be determined as of the date of the Change in Control based on what the Participant’s Brand/Segment/Group payout percentage would be under the ABP if such payout percentage were determined as of the last completed fiscal quarter during the Performance Period preceding the date of the Change in Control, and (b) achievement of the “Threshold Performance Requirements” described above shall be determined as of the date of the Change in Control based upon performance determined as of the last completed fiscal quarter during the Performance Period preceding the date of the Change in Control. Each of the “Threshold Performance Requirements” shall be pro-rated, if applicable, based on the number of completed fiscal quarters during the Performance Period prior to the date of the Change in Control compared to the total number of fiscal quarters in the Performance Period, except as the Committee may otherwise determine in its sole discretion.

Determinations of the Committee, or its delegate, regarding achievement of all performance goals will be final and binding on the Participant.

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